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                                                                    EXHIBIT 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the joint proxy statement-prospectus forming a part of Amendment No. 1 to the Registration Statement on Form S-4 filed by MB-MidCity, Inc. of our report dated February 9, 2001, on our audit of the consolidated balance sheets of MB Financial, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000, included in the Annual Report on Form 10-K for the year ending December 31, 2000 and incorporated by reference to this Registration Statement and to the reference to our firm under the heading "Experts" in the joint proxy statement-prospectus.



/S/ McGLADREY & PULLEN, LLP
Schaumburg, Illinois
August 31, 2001